Confidential
Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED
PARTNERSHIP AGREEMENT
This Partnership Agreement is made and entered into as of January 31, 2022 (“Effective Date”) between HeartBeam, Inc., a Delaware corporation (“HeartBeam”), and LIVMOR, Inc., a Delaware corporation (“LIVMOR”).
Background
a.HeartBeam offers cardiovascular telehealth and Emergency Department (“ED”) products, including certain personal, portable, and an easy-to-use heart attack detection solution and a complete solution for cardiovascular patients and their physicians (collectively, “HeartBeam Products”).
b.LIVMOR operates cloud-based remote monitoring portal (“LIVMOR Portal”).
c.HeartBeam and LIVMOR desire to create a HeartBeam-branded version of LIVMOR Portal with certain customizations requested by HeartBeam and agreed upon by LIVMOR (“Platform”), the development of which Platform is further specified in Exhibit A.
d.This Agreement sets forth the rights and responsibilities with respect to the customization of the Platform by LIVMOR and other development or customization projects that may be requested by HeartBeam.
The parties agree as follows:

1.DEFINITIONS
As used in this Agreement, the following capitalized terms have the meanings ascribed to them as follows:
1.1“Affiliate” of an entity means any person or entity controlling, controlled by, or under common control with such person or entity (but only so long as such control exists), whether as of the Effective Date or any time thereafter. The term “control”, in relation to an entity, means the ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority of such entity.
1.2“BAA” means the Business Associate Agreement set forth in Exhibit B.
1.3“Data Security Requirements” means the terms and conditions relating to LIVMOR’s data security practices set forth on Exhibit C.
1.4“HeartBeam Data” means all end user data of HeartBeam end users collected, stored, and processed by the Platform.
1.5“IP Rights” means any and all rights of the following, which may exist or be created under the laws of any jurisdiction in the world, whether registered or unregistered, including: (i) patents, industrial property and applications for patents and industrial property, (ii) trademarks, service marks, trade dress, rights of publicity, rights in trade names, corporate names, and similar rights, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) rights associated with works of authorship or mask works, including copyrights, mask work rights and registrations and applications for registration thereof, regardless of the medium of fixation or means of expression, (iv) all rights in know-how, confidential, technical or business information, and trade secrets, and (v) any other intellectual property rights anywhere in the world.
1.6“LIVMOR Portal” means LIVMOR’s existing cloud-based portal product and any successor product or service.
1.7“Maintenance Services” means the service provided by LIVMOR under this Agreement in connection with the maintenance of the Platform as described in the Service Level
Partnership Agreement    -1-    HeartBeam Confidential

Requirements, including the resolution of any technical issues in accordance with the Service Level Requirements. Maintenance Services include maintenance, troubleshooting, and development of any agreed upon new functionality of the Platform.
1.8“Marks” means trademarks, service marks, trade names, or other indicia of origin.
1.9“Net Revenues” means all revenues actually received and recognized by HeartBeam or its Affiliates from sale or license of a product or service following US Generally Accepted Accounting Principles, less deductions for (a) any applicable taxes, including withholding taxes, sales and use taxes, goods and services taxes, value added taxes, consumption taxes, excise taxes, customs duties, levies, import taxes, tariffs or other similar items; (b) credit card and other non-affiliate third party payment transaction fees, chargebacks, and bad debts; and (c) refunds, cancellations (including for fraud arising out of third-party transactions).
1.10“Platform Requirements” means the technical specifications and requirements set forth on Statement of Work No. 1.
1.11“Service Level Requirements” means those specifications and requirements for the performance of the Platform set forth on Exhibit D.
1.12“Services” means LIVMOR’s customization of the Platform, its hosting of the Platform, the Maintenance Services, and other professional services that LIVMOR may subsequently provide under a Statement of Work.
1.13“Source Materials” means (a) one copy in machine-readable format (that is, CD-ROM or magnetic media) of all of the source code (including programmer comments) for the Platform; (b) adequate instructions for linking and compiling the foregoing machine-readable source code into executable code, including identification of any third-party commercial off-the-shelf software tools to be used in the linking and compiling process, such as compilers, library packages, and linkers; (c) to the extent applicable, one copy each in executable form of any custom software tools (i.e., other than third-party commercial, off-the-shelf software tools that are readily available for license from third parties) used by LIVMOR in linking and compiling the source code into executable code, including specifically any custom tools created by LIVMOR for this purpose; (d) one copy of any programmers’ manuals, design documents, program flowcharts, and any other similar reference materials, that have within the past 60 days been regularly used by LIVMOR personnel in connection with the creation, maintenance, enhancement, or customization of the Platform; (e) a list of LIVMOR personnel responsible for the maintenance of the Platform; and (f) all other items, instructions, manuals, software libraries, program listings and configurations, and flow charts necessary to enable a reasonably skilled programmer of HeartBeam to rebuild, maintain, support and enhance the Platform.
1.14“Statement of Work” means written work order referencing this Agreement and detailing the Services to be performed by LIVMOR mutually signed by the parties to this Agreement.
1.15“Technology” means embodiments of IP Rights, including know-how, trade secrets, software, works of authorship, documentation, databases, data collections, diagrams, formulae, and other forms of technology (whether or not embodied in any tangible form and including all tangible and electronic embodiments of the foregoing).
2.PLATFORM DEVELOPMENT
2.1Platform Development. LIVMOR will customize the Platform at its cost in accordance with the Platform Requirements in accordance with the Statement of Work No. 1 set forth on Exhibit A. LIVMOR will report to HeartBeam on no less than a bi-monthly basis on its progress against the development schedule set forth in Statement of Work No. 1. LIVMOR will ensure that the Platform contains the level of performance, features, and functionality that are no less than or no inferior to those of the LIVMOR Portal.
2.2Inspection and Testing. LIVMOR will develop the Platform in accordance with the development schedule set forth in Statement of Work No. 1 and will notify HeartBeam when it believes that it has appropriately completed the development of the Platform. HeartBeam then will have a reasonable period (but in any event, no more than fourteen (14) days) to inspect and test the Platform in accordance with the terms of Statement of Work No. 1. Upon final acceptance of the Platform by HeartBeam, LIVMOR will deliver all Source Materials of the accepted Platform to the Escrow Agent (as defined below) in accordance with the provisions set forth in Section 5.11.
2.3Rejection Notice. If HeartBeam reasonably determines that the Platform does not conform to the Platform Requirements, HeartBeam will promptly notify LIVMOR of its determination in a written notice setting forth a description of the non-conformities exhibited by the Platform (“Rejection Notice”). For clarity, the Platform will only be deemed to have been accepted by HeartBeam when HeartBeam notifies LIVMOR in writing of its acceptance of the Platform or if HeartBeam uses the Platform for any non-testing purpose.
2.4Correction of Non-conformities. After LIVMOR receives a Rejection Notice, LIVMOR will, at no additional charge to HeartBeam, promptly remedy the non-conformities set forth in the Rejection Notice in accordance with correction schedule mutually agreed upon by the parties. When LIVMOR remedies the non-conformities, LIVMOR will notify HeartBeam, make the Platform available for inspection and testing, and HeartBeam will again review the Platform for acceptance or rejection in accordance with this Section 2.
2.5Branding; License. The Platform will be branded with HeartBeam Marks and general interface design in a form approved by HeartBeam in writing. Subject to the terms and conditions of this Agreement, HeartBeam hereby grants to LIVMOR a limited, worldwide, non-exclusive, nontransferable, royalty-free right and license to use the HeartBeam Marks that HeartBeam makes available to LIVMOR, solely for the development and operation of the Platform and otherwise to provide the Services.
2.6Administrative Access and Platform Usage Data. Following the launch of the Platform and throughout the remainder of the Term, to the extent that LIVMOR hosts, operates, or manages the Platform, LIVMOR will grant HeartBeam full administrative access to the Platform, which access also includes ability to access, review, and obtain real-time data on usage and performance of the Platform.
2.7Hosting, Operation, and Maintenance of Platform. The parties agree that, (a) initially, the hosting, operation, and maintenance of the Platform will be conducted by LIVMOR; and (b) at any time during the Term, HeartBeam may elect to host, operate, or maintain the Platform, in which case, LIVMOR will fully cooperate with HeartBeam (at HeartBeam’s expense, including reasonable T&M) to transition such hosting, operation, or maintenance to HeartBeam, including by providing training and documentation that may be required for such transition. Unless and until HeartBeam elects to host, operate or maintain pursuant to Section 2.7(b), LIVMOR shall host, operate and maintain the Platform in accordance with this Agreement throughout the Term.
2.8Restrictions. Except as otherwise explicitly provided in this Agreement, HeartBeam shall not, directly or indirectly: reverse engineer, decompile, disassemble or otherwise attempt to discover the source code, object code or underlying structure, ideas or algorithms of the Platform or any software, documentation or data related to the Services (“Software”); modify, translate, or create derivative works based on the Platform or any Software; or copy (except for archival purposes), rent, lease, distribute, pledge, assign, or otherwise transfer or encumber rights to the Platform or any Software; use the Platform or any Software for timesharing or service bureau purposes or otherwise for the benefit of a third party (except for HeartBeam’s end users); or remove any proprietary notices or labels.
3.THIRD PARTY MATERIALS
If LIVMOR is required to obtain (as determined solely by LIVMOR), for its performance of the Services, any material or services from a third party (including software and content and all rights to host the Platform with a third-party hosting provider), then LIVMOR will obtain all licenses from the third parties as necessary to provide the Services. LIVMOR will not include or use any material or services from a third party for its performance of the Services that requires regulatory or governmental approval without HeartBeam’s prior written consent. For clarity, LIVMOR will ensure that such third-party licenses will be fully transferrable to HeartBeam or may be acquired by HeartBeam, and HeartBeam will be responsible for the costs of such third-party licenses once they are transferred to or acquired by HeartBeam.
4.PROPRIETARY RIGHTS

4.1Background IP. Each party exclusively owns Technology that developed by such party prior to or not specifically for this Agreement (“Background Technology”) and all right, title, and interest in and to such Background Technology (“Background IP Rights”). For clarity, the LIVMOR Portal constitutes the Background Technology of LIVMOR. To the extent that HeartBeam provides any HeartBeam Background Technology to LIVMOR under this Agreement, HeartBeam hereby grants to LIVMOR a non-exclusive, non-transferable, non-sublicensable, worldwide, and royalty-free license to use such HeartBeam Background Technology solely as necessary for LIVMOR’s performance of this Agreement during the Term.
4.2Foreground IP
(a) “Foreground IP Rights” means IP Rights in the deliverables developed specifically for HeartBeam by either or both parties and as specified in a Statement of Work (the “Foreground Technology”). For clarity, the Foreground Technology shall not include any of LIVMOR’s Background Technology or Background IP Rights. The Parties agree that HeartBeam will own all Foreground Technology and Foreground IP Rights that are developed, conceived, or reduced to practice by either Party, solely or jointly together, under this Agreement. LIVMOR will irrevocably and unconditionally assign (or cause to be assigned) and does hereby irrevocably and unconditionally assign to HeartBeam all right, title, and interest in and to the Foreground Technology and Foreground IP Rights. LIVMOR will promptly disclose all Foreground Technology and Foreground IP Rights to HeartBeam. If government approval is required to assign Foreground Technology or Foreground IP Rights to HeartBeam, LIVMOR will, at HeartBeam’s expense, obtain the government approval as quickly as possible.
(b) LIVMOR will execute all applications, specifications, oaths, assignments, and other instruments that HeartBeam deems necessary in order to apply for and obtain these rights and in order to assign and convey to HeartBeam, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Foreground Technology or Foreground IP Rights. LIVMOR’s obligation to provide assistance will continue after the termination or expiration of this Agreement. If LIVMOR is unable to assist HeartBeam with pursuing or applying for any application for any United States or foreign registrations or applications covering the Foreground Technology and Foreground IP Rights assigned to HeartBeam, then LIVMOR irrevocably designates and appoints HeartBeam as LIVMOR’s agent and attorney in fact. Accordingly, HeartBeam may act for and in LIVMOR’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by LIVMOR.
4.3License from LIVMOR. LIVMOR herby grants to HeartBeam a nonexclusive, non-sublicensable, non-transferable (subject to Section 13.5), and worldwide right and license in and to its Background Technology and Background IP Rights contained and included in the Platform solely for the purpose of hosting, distributing, operating, and supporting the Platform for HeartBeam’s end users as contemplated by this Agreement (including all Foreground Technology and Foreground IP Rights contained and included in the Platform) during the Term (and any transition assistance period as specified in Section 7.7). For the avoidance of doubt, this license grant does not provide HeartBeam with access to the Source Materials unless and until such Source Code Materials are released to HeartBeam pursuant to Section 5.11.
5.PERFORMANCE OF SERVICES
5.1Professional Services. The Parties may enter into additional Statements of Work for Services at any time, including for the development of the telehealth product (“Telehealth Product”). The specific details of the Services to be performed will be determined on a project-by-project basis, and the details for each project will be described in the applicable Statement of Work.
5.2Project Management. Each Party will designate a single point of contact within its organization to manage the provision and receipt of the Services (each, a “Project Leader”). The Project Leaders will meet on a regular basis (at least no less frequently than monthly). If the Project Leaders are unable to resolve any issue, such issue will be escalated for the parties’ senior executives to resolve. As of the Effective Date, with respect to HeartBeam, such senior executive is Alan Baumel, and with respect to LIVMOR, such senior executive is Ken Persen.

Each Party may, at any time with written notice to the other Party, replace such senior executive with another personnel of similar authority as its senior executive for the purpose of this Section 5.2.
5.3Taxes and Expenses.
(a)LIVMOR is responsible for all taxes associated with the performance of the Services and imposed upon the Fees. Unless otherwise stated, LIVMOR will bear all development costs for the Platform and all of its own operational costs relating to the Platform, including hosting, data, and storage costs, professional services, support, project management, sales and marketing, and management overhead.
(b)Unless otherwise explicitly agreed in writing and in advance, HeartBeam will not reimburse LIVMOR for any costs or expenses that LIVMOR has incurred in connection with its performance of this Agreement.
(c) To the extent that LIVMOR hosts, operates, and maintains the Platform, LIVMOR will be financially responsible for such hosting, operation, and maintenance, except that HeartBeam will be responsible for all cloud hosting and other fees specifically attributable to the performance of the services under this Agreement, the addition and maintenance of the Platform instance or the inclusion of HeartBeam customers, and in each case excluding fees incurred by LIVMOR in connection with its generally commercially available LIVMOR Portal).
5.4Performance Standard. LIVMOR will diligently perform the Services in accordance with this Agreement, including all Data Security Requirements. Without limiting the generality of the foregoing, LIVMOR will provide the Platform in accordance with the Service Level Requirements. Time is of the essence for the performance of the Services by LIVMOR.
5.5Subcontractors. Without HeartBeam’s prior written consent, LIVMOR may not subcontract any portion of the Services to a third party. To the extent that LIVMOR obtains HeartBeam’s consent and engages any third-party subcontractor, LIVMOR will remain ultimately responsible for the acts and omissions of such subcontractor as well as all costs and expenses for such subcontractors.
5.6Materials. Except as otherwise specified in this Agreement, LIVMOR will be responsible for all necessary equipment, materials, and other resources required to perform the Services.
5.7HeartBeam Materials. Any materials provided by HeartBeam to LIVMOR may only be used to perform the Services. HeartBeam owns these materials (“HeartBeam Materials”).
5.8Maintenance Services. LIVMOR will provide the Maintenance Services in accordance with the Service Level Requirements.
5.9Customer Service and Technical Support. LIVMOR will provide one training session to HeartBeam personnel (for a duration and coverage to HeartBeam’s reasonable satisfaction) regarding the operation of the Platform upon HeartBeam’s reasonable request. LIVMOR will provide technical support to HeartBeam’s personnel in accordance with Exhibit E.
5.10Audits. HeartBeam may visit LIVMOR’s facilities at reasonable times and with reasonable frequency during normal business hours to observe the performance of the Services, subject to the audit provision set forth in Section 6.4.
5.11Escrow Arrangement
(a) Promptly following the Effective Date and no later than 30 days after the Effective Date, the parties will enter into a three-way escrow agreement (“Escrow Agreement”) with a reputable escrow agent reasonably acceptable to both parties (“Escrow Agent”) pursuant to which LIVMOR, throughout the period in which the Platform remains under development before the final acceptance by HeartBeam in accordance with Section 2, will deposit with the Escrow Agent a true, current, and complete copy of: (i) initially upon the execution of the Escrow Agreement, the Source Materials of the most current version of the LIVMOR Portal; (ii) thereafter, the Source Materials of the Platform that has been developed so thus far on a monthly basis; and (iii) immediately upon the final acceptance of the Platform by HeartBeam under Section 2.2, the Source Materials of the Platform as accepted by HeartBeam. In addition, from and after such final acceptance, the parties will maintain such escrow arrangement throughout the remainder of the Term, including that LIVMOR will continue to deposit with the Escrow Agent updated Source Materials of the Platform as additional updates are provided by LIVMOR in accordance with Section 7 of Exhibit D. For clarity, the initial deposit of the Source Materials will be made no later than five business days following the execution of the Escrow Agreement.
(b)The Escrow Agent will have the right to release all Source Materials deposited by LIVMOR upon the occurrence of any following events (collectively, “Release Event”):
(i)LIVMOR voluntarily commences any action or seeks any relief by liquidation, reorganization (other than for corporate reorganization), dissolution, or similar act under any bankruptcy, insolvency, or similar law or otherwise seeks any arrangement between or with its creditors or if a proceeding is commenced or an order, judgement, or decree is entered seeking the liquidation, reorganization or dissolution of LIVMOR or any other relief under any bankruptcy, insolvency or similar law or an arrangement is made with respect to LIVMOR’s debts or business by its creditors with or without the consent of LIVMOR; or
(ii)LIVMOR ceases operation or elects to cease operation without a successor-in-interest
(c)For clarity, notwithstanding Section 2.8, LIVMOR hereby grants to HeartBeam a perpetual, irrevocable, non-exclusive, worldwide, fully paid, non-transferable (subject to Section 13.5), and non-sublicensable right and license to, upon the occurrence of a Release Event, use any Source Materials (including any Background IP Rights or Background Technology contained therein) solely to further develop, host, operate, maintain, support, and enhance the Platform and to use, copy, install, access, execute, operate, distribute, archive and run the Platform for test, development, production, archival, emergency restart, and disaster recovery purposes.
(d) Following the occurrence of a Release Event, upon HeartBeam’s request, LIVMOR will, at HeartBeam’s expense, provide HeartBeam with knowledge transfer training, and otherwise reasonably assist in HeartBeam’s exercise of its rights under this Section 5.11 and the migration of the Platform from the Hosted Account to servers designated by HeartBeam.
6.COMPENSATION
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7.TERM AND TERMINATION
7.1Term. This Agreement commences upon the Effective Date and will continue for 3 years (“Initial Term”) and will automatically renew (unless either party elects not to renew no later than 30 days prior to the then-current expiration date) for additional one-year terms (each, a “Renewal Term,” and collectively with the Initial Term, the “Term”) unless earlier terminated in accordance with the terms of this Agreement.
7.2Termination. Either party may terminate this Agreement or a Statement of Work in the event that the other party materially breaches the Agreement or a Statement of Work and fails to cure the breach within 30 days of notice from the other party.
7.3Termination by HeartBeam. HeartBeam may terminate this Agreement or a Statement of Work (a) immediately if LIVMOR experiences three Service Level Defaults in a six-month period; (b) for convenience upon 60 days’ notice to LIVMOR; or (c) immediately if LIVMOR merges with, is acquired by, or otherwise undergoes a change of control to the benefit of a competitor of HeartBeam.
7.4Effect of Termination on Continuing Customers. Upon termination or expiration of this Agreement, a party’s responsibilities to collect the amounts due from customers and pay the fees due to the other party will continue until the end of the then-existing term of that customer. For clarity, subject to Section 7.7, upon any termination or expiration of this Agreement, LIVMOR may immediately discontinue access and license to the Platform and HeartBeam may not use or have access to the Platform (except as may be provided by Section 5.10).
7.5Survival. Upon termination, all rights and duties of the parties toward each other cease except that:

(a)Within 30 days of the effective date of termination, HeartBeam will pay all amounts owing to LIVMOR for Services or LIVMOR will return to HeartBeam any amount paid in advance to LIVMOR that is not owed against Services; and
(b)Sections 1, 4.1, 4.2, 5.11, 6.4 (for the period set forth therein), 7.5, 8 through 13 will survive termination or expiration of this Agreement.
7.6Return of Materials. Upon the termination of this Agreement, or upon HeartBeam’s earlier request, LIVMOR will deliver to HeartBeam all HeartBeam Materials, Confidential Information (as defined in Section 8.1) and HeartBeam Data in its possession, and LIVMOR will provide to HeartBeam all account provisioning information for customers using the Platform. LIVMOR and HeartBeam will work together to outline such other assistance that may be reasonably required by HeartBeam to transition customers from the Platform to another service.
7.7Transition Assistance. In the event that (a) LIVMOR (or a successor-in-interest) elects to not renew this Agreement in accordance with Section 7.1 or (b) this Agreement is terminated by HeartBeam pursuant to Section 7.2 or 7.3(c), LIVMOR, pursuant to the terms and conditions of this Agreement, shall continue to provide HeartBeam access to the Services (and shall provide reasonable transition assistance relating thereto) for up to eighteen (18) months after the effective date of the expiration of the this Agreement. In such event, the cost and payment terms in this Agreement shall continue until the earlier of: (x) the end of such eighteen (18) month period or (y) the date that HeartBeam no longer needs transition assistance and discontinues its use of the Services.
8.CONFIDENTIALITY
8.1Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of HeartBeam and any proprietary information, trade secrets, and know-how of HeartBeam that are disclosed to LIVMOR by HeartBeam or its agents, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes research, development, and commercialization plans, processes, techniques, formulas, prototypes, and all information generated by LIVMOR in the performance of the Services. Confidential Information includes information that is defined as “Confidential Information” under any other agreement between the parties. Confidential Information also includes the confidential information of third parties that has been provided to HeartBeam. Confidential Information is the sole property of HeartBeam.
8.2Exceptions. Confidential Information does not include any information that LIVMOR can demonstrate:  was publicly known and made generally available in the public domain before HeartBeam disclosed the information to LIVMOR,  became publicly known and made generally available, after disclosure to LIVMOR by HeartBeam, through no wrongful action or inaction of LIVMOR,  was in LIVMOR’s possession, without confidentiality restrictions, at the time of disclosure by HeartBeam, as shown by LIVMOR’s files and records, or was independently developed without use of or reference to the Confidential Information.
8.3Nondisclosure and Nonuse. LIVMOR will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services on behalf of HeartBeam. LIVMOR will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, requiring each employee and independent contractor with access to Confidential Information to execute a nondisclosure agreement containing terms that are substantially similar to the terms contained in this Agreement. LIVMOR will not, during and after the term of this Agreement, reverse engineer the Confidential Information.
8.4Existing Obligations. The obligations in this Section 8 are in addition to, and supplement, each party’s obligations of confidentiality and nondisclosure under the terms of the Nondisclosure Agreement between the parties date November 17, 2021 (the “NDA”). The parties acknowledge and agree that any conversations between the parties that are not directed specifically and exclusively towards the Platform shall be covered by the terms of the NDA.
9.DATA SECURITY

9.1Protection of Personal Information. LIVMOR will maintain physical, electronic, and procedural safeguards to ensure the security and confidentiality of personal information and protect it against threats or hazards or unauthorized access to or use of personal information. Without limiting the generality of the foregoing, LIVMOR agrees to use commercially reasonable efforts to: prevent any unauthorized person or entity from monitoring, gaining access to, or learning the content or import of personal information; and protect copies of personal information in LIVMOR’s possession from loss, corruption, or unauthorized alteration, use, or disclosure.
9.2Data Security Requirements. Without limiting LIVMOR’s obligations under Section 9.1, the Data Security Requirements set forth certain minimum obligations that LIVMOR must satisfy. The fulfillment of such obligations does not establish conclusively that LIVMOR has satisfied its obligations under Section 9.1.
9.3Compliance with Laws. HeartBeam agrees to collect, use, maintain, process, disclose, transmit, and secure any and all data received from, or collected on behalf of, users of the Platform (“Platform Use Data”), including all personal information, in compliance with all applicable international, federal, state, and local laws, rules, regulations, and requirements applicable to the privacy and protection of personally identifiable information, including privacy laws. LIVMOR will promptly provide notice to HeartBeam, and in no event later than 2 days, following the discovery of any loss of or unauthorized access, acquisition, use, or misuse of any Platform Use Data.
10.REGULATORY ASSISTANCE
10.1FDA Clearance
(a) If the Platform or any products developed under this Agreement is subject to any FDA regulation, HeartBeam will fulfill all corresponding regulatory requirements and LIVMOR will, at HeartBeam’s expense (including reasonable TME), provide all reasonable support and assistance that HeartBeam may require, including that LIVMOR will promptly provide HeartBeam with any such registration, clearance, or approval documentation. If LIVMOR decides to seek any licenses, permits, or approvals, or to take any action that may impose any obligations or limitations on the Platform or other products developed for HeartBeam under this Agreement, then LIVMOR will immediately notify HeartBeam, and will use their commercially reasonable efforts to minimize the effect of such regulation, obligation, or limitation, to the extent reasonably practicable.
10.2HIPAA. The parties hereto acknowledge that (i) HeartBeam is a Business Associate of its customers pursuant to Title II of the Health Insurance Portability and Accountability Act of 1996, as amended (including by the Health Information Technology for Economic and Clinical Health, the “HITECH Act”), and the regulations issued and effective thereunder (collectively, “HIPAA”), and (ii) that LIVMOR is a subcontractor to HeartBeam pursuant to its obligations under this Agreement. Concurrently with the execution of this Agreement, the parties entered into that certain Business Associate Agreement (“BAA”) dated hereof set forth in Exhibit B, which BAA is hereby expressly incorporated hereinto by reference.
11.REPRESENTATIONS AND WARRANTIES
11.1As an inducement to HeartBeam and LIVMOR entering into and consummating this Agreement, each party represents, warrants, and covenants as follows:
(a)Organization Representations; Enforceability. Such party is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement. The execution and delivery of this Agreement by such party and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such party. This Agreement constitutes a valid and binding obligation of such party that is enforceable in accordance with its terms.
(b)No Conflict. The entering into and performance of this Agreement by such party does not and will not violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which such party is a party or by which it or any of such party’s property is or may become subject or bound. Such party will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by the other party of its rights under this Agreement.
11.2In addition to the representations and warranties made in Section 11.1, LIVMOR represents, warrants, and covenants as follows:
(a)Right to Make Full Grant. LIVMOR has and will have all requisite ownership, rights, and licenses to fully perform its obligations under this Agreement and to grant to HeartBeam all rights with respect to the deliverables, Telehealth Product, and Platform and related intellectual property rights to be granted under this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, including, without limitation, LIVMOR’s employees, agents, artists, and contractors and their contractors’ employees, agents, and artists, who have provided, are providing, or will provide services with respect to the development of the Platform.
(b)No Copyleft Code. Excluding any HeartBeam Materials, any software code incorporated as part of, or otherwise linked to or used with, the Platform, Telehealth Product, or pursuant to a Statement of Work will not contain any software code that is subject to a license requiring, as a condition of use, modification, or distribution of the software code, that the software code or other software code combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.
(c)Non-Infringement. Excluding any HeartBeam Materials, the Services, the Platform (including LIVMOR’s Background IP Rights or Background Technology contained or embodied therein and all components thereof, and use of the Platform by HeartBeam or any of its licensees in accordance with this Agreement), and the Telehealth Product do not and will not infringe, violate, or misappropriate any intellectual property rights of any third party.
(d)No Pending or Current Litigation. LIVMOR is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials LIVMOR has used or will use to develop or has incorporated or will incorporate into the Platform or Telehealth Product.
(e)No Malicious Code. The Platform and Telehealth Product will not intentionally contain any virus, malware, trojan horse or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Platform or Telehealth Product.
(f)Services. LIVMOR will perform the Services in a timely, competent, professional, and workmanlike manner by qualified personnel.
11.3In addition to the representations and warranties made in Section 11.1, HeartBeam represents, warrants, and covenants as follows:
(a)Non-Infringement. The HeartBeam Data, HeartBeam’s Background IP Rights, and Background Technology does not and will not infringe, violate, or misappropriate any intellectual property rights of any third party.
(b)No Pending or Current Litigation. HeartBeam is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials HeartBeam will provide to LIVMOR to develop the Platform or Telehealth Product.
12.INDEMNIFICATION
12.1Indemnification. Each party will indemnify, defend, and hold harmless the other party and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses arising from or in connection with any third party claims resulting from (a) any grossly negligent, reckless, or intentionally wrongful act of the other party or the other party’s employees, subcontractors, or agents; or (b) any violation or infringement of a third party’s intellectual property rights resulting in whole or in part from the indemnifying party’s Background Technology or Background IP

Rights. In addition to the indemnification obligations of each party under this Section 12.1, LIVMOR will indemnify, defend, and hold harmless HeartBeam and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses arising from or in connection with any third party claims resulting from (x) any violation or infringement of a third party’s intellectual property rights resulting in whole or in part from the Foreground Technology or Foreground IP Rights; or (y) the breaches of the BAA or Section 9 by LIVMOR. . This Section 12 shall constitute the sole and exclusive remedy for each indemnified party, and the sole and exclusive liability for each indemnifying party, with respect to the infringement of the intellectual property of any third party by the indemnifying party.
12.2Intellectual Property Infringement. In the event of any claim concerning the intellectual property rights of a third party that would prevent or limit HeartBeam’s use of any Services or the Platform, LIVMOR will, in addition to its obligations under Section 12.1, take one of the following actions at its sole option and expense:
(a) procure for HeartBeam the right to continue use of the Services and the Platform; or
(b) modify or amend the Platform or infringing part thereof, or replace the Platform or infringing part thereof with another part having substantially the same or better capabilities.

This Section 12 shall contain the sole and exclusive remedy for each party with respect to the other party’s infringement of any third party intellectual property.
12.3Indemnification Procedures. The indemnified party shall provide the indemnifying party with prompt written notice of any claim for which indemnification is sought under this Agreement. However, that failure to give such prompt notification will not affect the indemnifying party’s obligation to indemnify except to the extent the indemnifying party will have been actually prejudiced as a result of such failure. The indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with any such claim (at the indemnifying party's expense). The indemnifying party shall be given sole control over defense and settlement of any such claim (provided, however, that the indemnifying party shall not settle or consent to an adverse judgement in any such claim, demand, action or other proceeding to the extent that such judgment or settlement involves more than the payment of money or anything other than a full general release, without the prior express written consent of the indemnified party).
13.MISCELLANEOUS
13.1Independent Contractor. It is the express intention of the parties that LIVMOR performs the Services as an independent contractor. Without limiting the generality of the foregoing, LIVMOR is not authorized to bind HeartBeam to any liability or obligation or to represent that LIVMOR has any authority. LIVMOR will indemnify and hold HeartBeam harmless to the extent of any obligation imposed on HeartBeam resulting from a determination that LIVMOR is not an independent contractor.
13.2Limitation of Remedies. EXCEPT FOR BREACHES OF SECTION 2.8, SECTION 8 OR 9, OR IN CONNECTION WITH THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, EACH PARTY, WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF A PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. EXCEPT FOR BREACHES OF SECTION 2.8, SECTION 8 OR IN CONNECTION WITH THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, EACH PARTY WILL NOT BE LIABLE TO THE OTHER PARTY FOR DAMAGES UNDER THIS AGREEMENT IN EXCESS OF THE AMOUNTS PAID BY HEARTBEAM TO LIVMOR UNDER THIS AGREEMENT (EXCEPT THAT WITH RESPECT TO BREACHES OF SECTION 9 BY EITHER PARTY, AND BREACHES OF THE BAA BY LIVMOR, EACH PARTY’S TOTAL LIABILITY WITH RESPECT TO SUCH BREACH WILL NOT EXCEED THREE TIMES (3X) OF THE AMOUNTS PAID BY HEARTBEAM TO LIVMOR UNDER THIS AGREEMENT).

THESE LIMITATIONS WILL APPLY EVEN IF THE REMEDIES AVAILABLE IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE.
13.3Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the local laws of the State of California, without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods. Except as specified in Section 13.4, the parties agree that any action arising out of or in connection with this Agreement will be heard in the federal, state, or local courts Santa Clara County, California, and each party hereby irrevocably consents to the exclusive jurisdiction and venue of these courts.
13.4Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute as to the interpretation, enforcement, breach, or termination of this Agreement will be settled by binding arbitration in Santa Clara County, California under the Rules of the American Arbitration Association by three arbitrators appointed in accordance with such rules. All other disputes (excluding the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm) will be resolved by a court specified in Section 13.3. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The prevailing party will be entitled to receive from the other party its attorneys’ fees and costs incurred in connection with any arbitration or litigation instituted in connection with this Agreement.
13.5Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either party, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party as part of a corporate reorganization, or upon a change of control, consolidation, merger, sale of all or substantially all of its business or assets related to this Agreement, or a similar transaction or series of transactions. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.
13.6Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by LIVMOR to HeartBeam are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. HeartBeam, as a licensee of the rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.
13.7Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be:  delivered in person,  sent by first class registered mail, or air mail, as appropriate, or  sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section 13.7. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one business day after delivery to an overnight air courier service.
13.8Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with each party’s corporate policies regarding foreign business practices, neither party and its employees and agents will not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of any government, including the United States Government, or inducing such a person to use his influence to affect any such governmental act or decision in order to assist such party in obtaining, retaining, or directing any business.
13.9Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.
13.10Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.
13.11Currency. All dollar amounts set out in this Agreement are references to United States Dollars.
13.12Confidentiality of Agreement. Neither Party will disclose any terms of this Agreement to any third party without the consent of the other Party, except as required by applicable laws.
13.13Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement. This Agreement may also be executed and delivered by facsimile and such execution and delivery will have the same force and effect of an original document with original signatures.
13.14Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties. If there is any conflict between the terms of this Agreement and any of the exhibits, the terms of this Agreement will prevail solely to the extent of the conflict.
13.15Interpretation. The parties have had an equal opportunity to participate in the drafting of this Agreement and the attached exhibits. No ambiguity will be construed against any party based on a claim that the party drafted the language. The headings appearing at the beginning of the Articles or Sections contained in this Agreement have been inserted for reference purposes only and must not be used to construe or interpret this Agreement. Any reference to any agreement, document, or instrument will mean such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “hereunder,” “hereof,” “hereto,” and words of similar import are used in this Agreement, they will be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.
13.16Language. The parties prepared this Agreement in the English language, and in the event of any conflict between the English language version of this Agreement and a translation of this Agreement, the English language version will govern.

[Signature page follows]

The parties have executed and delivered this Agreement as of the Date Signed.
“HeartBeam”	“LIVMOR”
HeartBeam, Inc.	LIVMOR, Inc.
Name: Branislav Vajdic, PhD	Name: Ken Persen
Title: CEO	Title: CEO
Signature: /s/ Branislav Vajdic	Signature: /s/ Ken Persen
Address for Notice: 2118 Walsh Ave., Suite 210, Santa Clara, CA 95050.	Address for Notice: 6136 Frisco, Square, Blvd, Suite 400, Frisco, TX, 75034
Date signed: January 31, 2022	Date signed: January 31, 2022